Exhibit 99.1

[Avanir Pharmaceuticals Logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE
	Contacts:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

AVANIR PHARMACEUTICALS APPOINTS SCOTT M. WHITCUP, M.D. TO
BOARD OF DIRECTORS

San Diego, November 14, 2005 — Avanir Pharmaceuticals (AMEX:AVN) announced today that Scott M. Whitcup, M.D. has been elected to the company’s Board of Directors to fill a vacancy resulting from the resignation of Kenneth E. Olson.

Dr. Whitcup is the Executive Vice President and Head of Research & Development at Allergan, where he is responsible for Allergan’s drug discovery efforts as well as the ophthalmology, Botox®/neurology, skin care and new technology development programs worldwide. Prior to joining Allergan, Dr. Whitcup was Clinical Director of the National Eye Institute and also served as Chair of the NIH Medical Executive Committee. Dr. Whitcup is Board Certified in both internal medicine and ophthalmology, and is currently on the faculty at the Jules Stein Eye Institute/David Geffen School of Medicine at UCLA. Dr. Whitcup graduated from Cornell University and Cornell University Medical College.

“Avanir is very fortunate to have an R&D executive of Scott’s stature joining its board of directors. His extensive clinical expertise and regulatory experience, coupled with his intense commercial exposure with a successful multi-billion dollar company, will bring to the board a tremendous wealth of medical and business knowledge,” said Charles Mathews, chairman of the board of Avanir. “As we welcome Scott to Avanir’s board of directors, we also thank Ken Olson for his seventeen years of continuous board service since the inception of the Company,” Mathews continued.

Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir‘s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. Avanir recently submitted to the FDA its New Drug Application for Neurodex™ for the treatment of pseudobulbar affect. Additionally, Avanir has initiated a Phase 3 clinical trial of Neurodex™ for the treatment of diabetic neuropathic pain. Avanir has active

-more-

collaborations with two international pharmaceutical companies, Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease, and AstraZeneca UK Limited for the treatment of cardiovascular disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

###

The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the company’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q and other publicly available information regarding the Company. Copies of such information are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to the company’s business and technology. Forward-looking statements often contain such words like “estimate,” “anticipate,” “believe,” “plan” or “expect”. Avanir disclaims any intent or obligation to update these forward-looking statements.